   SEan M. Clayton

+1 858 550 6034

sclayton@cooley.com

Exhibit 5.1

September 15, 2021

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite 250

San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to aTyr Pharma, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 10,781,250 shares (the “Shares”) of the Company’s common stock, par value $0.001, including up to 1,406,250 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333‑258725) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the Registration Statement on Form S-3 (Registration Statement No. 333-259571) filed with the Commission pursuant to Rule 462(b) under the Act (together with the Initial Registration Statement, the “Registration Statements”), the prospectus included within the Initial Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated September 15, 2021, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus.”  The Shares are to be sold by the Company as described in the Registration Statements and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statements and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statements and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6034  f: (858) 550-6420  cooley.com

aTyr Pharma, Inc. Page 2

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statements.

This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Sincerely,

Cooley LLP

By: /s/ Sean M. Clayton

Sean M. Clayton

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6034  f: (858) 550-6420  cooley.com